                                                                     Exhibit 3.1

                           CERTIFICATE OF AMENDMENT TO

                          CERTIFICATE OF INCORPORATION

                                       OF

                             SCC TECHNOLOGIES, INC.

                             Pursuant to Section 242
             of the General Corporation Law of the State of Delaware

      SCC Technologies, Inc. (hereinafter called the "Corporation"), organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows;

      By written consent of the Board of Directors of the Corporation, resolutions were duly adopted, pursuant to Sections 141(f) and 242 of the General Corporation Law of the State of Delaware, setting forth amendments to the Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") and declaring said amendments to be advisable. The stockholders duly approved said proposed amendments by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware. The resolutions setting forth the amendments are as follows:

RESOLVED:  That Article I of the Certificate of Incorporation be deleted in its entirety and the following Article I be inserted in lieu thereof:

                                   "ARTICLE I"

                                     "NAME"

      "The name of the corporation is I-many, Inc."

      IN WITNESS WHEREOF, SCC Technologies. Inc. has caused this Certificate to be signed by its Treasurer this 6th day of January, 2000.


                                                By: /s/ Mark Tilly
                                                    ---------------------------
                                                    Mark Tilly

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             SCC TECHNOLOGIES, INC.

      FIRST: The name of the corporation is SCC Technologies, Inc. (the "Corporation") The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 2, 1998.

      SECOND: This Amended and Restated Certificate of Incorporation (this "Amended and Restated Certificate") has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "GCL").

      THIRD: This Amended and Restated Certificate restates, integrates and amends the provisions of the Corporation's Certificate of Incorporation, as follows:

                              * * * * * * * * * * *

                                    ARTICLE I

                                      NAME

      The name of the corporation is SCC Technologies, Inc.

                                   ARTICLE II

                           REGISTERED OFFICE AND AGENT

      The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE III

                                     PURPOSE

      The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the GCL.

                                   ARTICLE IV

                                  CAPITAL STOCK

      The total number of shares of all classes of stock which the Corporation shall have authority to issue is 15,750,000 shares, consisting of (i) 12,000,000 shares of Common Stock, $0.0001 par value per share ("Common Stock") and (ii) 3,750,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"). The Preferred Stock will be divided into series. The first series will consist of 2,100,000 shares and is designated "Series A Preferred Stock." The second series will consist of 400,000 shares and is designated "Series B Preferred Stock." The third series will consist of 1,250,000 shares and is designated "Series C Preferred Stock." The Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are collectively referred to as the "Preferred Stock."

      The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations and restrictions thereof in respect of each class of capital stock of the Corporation.

1.    Dividends.

      (a) Dividends on Series C Preferred Stock. Dividends on the Series C Preferred Stock shall accrue on a daily basis from the Original Issuance Date (as defined in Section 2(a), below) of the Series C Preferred Stock, and to the extent they are not paid, shall accumulate annually, at the rate of 8% of the Series C Issue Price (as defined below), whether or not the Corporation has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends arc declared. Dividends received and not previously paid to the holders of shares of Series C Preferred Stock shall be paid, in cash or in shares of Series C Preferred Stock, at the option of the holders of the Series C Preferred Stock at the time of (i) a redemption of the Series C Preferred Stock pursuant to Section 5, below; (ii) a Liquidation (as defined in Section 2(a), below); or (iii) conversion of the Series C Preferred Stock pursuant to Section 4, below; provided, however, that if the fair market value of the Common Stock at the time of conversion of the Series C Preferred Stock, as determined by the Board of Directors, is greater than two times the Series C Issue Price, but is less than four times the then applicable Series C Issue Price, then the Series C Preferred Stock shall be paid one half of the amount of all such accrued and unpaid dividends and the remaining amount of all such dividends shall be waived; provided further, however, that if the fair market value of the Common Stock at the time of conversion of the Series C Preferred Stock, as determined by the Board of Directors, is greater than or equal to four times the then applicable Series C Issue Price, then no dividends shall be paid on the Series C Preferred Stock pursuant to this Section 1(a) and the total amount of all such dividends shall be waived.

       (b) Dividends on Series A and Series B Preferred Stock. Unless full cumulative dividends on all outstanding shares of Series C Preferred Stock shall have been declared and paid in full or waived, then no dividend shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any shares of Series A and Series B Preferred Stock or Common Stock. At such time as full cumulative dividends have been paid to the holders of the Series C Preferred Stock or waived, the holders of the Series A and Series B Preferred shall be entitled to receive dividends out of funds legally available therefor and when and if declared by the Board of Directors. The right to dividends on shares of Series A and Series B Preferred Stock shall not be cumulative and no right shall accrue to holders of Series A and Series B Preferred Stock by reason of the fact that dividends on such shares are not declared.

2.    Liquidity Event

      (a)   Definitions.

            (i) "Series A Issue Price" means $2.965 per share of Series A Preferred stock subject to adjustment in the same manner as the Conversion Price is adjusted under Section 4(d) below.

            (ii) "Series B Issue Price" means $5.00 per share of Series B Preferred Stock, subject to adjustment in the same manner as the Conversion Price is adjusted under Section 4(d), below.

            (ii) "Series C Issue Price" means $10.05 per share of Series C Preferred Stock, subject to adjustment in the same manner as the Conversion Price is adjusted under Section 4(d), below

            (iv) "Liquidation" means any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in another jurisdiction.

            (v) "Liquidation Amount" means (A) with respect to any share of Series A Preferred Stock where the Distribution Amount is less than four times the Series A Issue Price, an amount equal to the sum of (x) the Series A Issue Price and (y) such share's pro rata portion of the remaining proceeds calculated based upon the number of shares of Common Stock into which such share is then convertible pursuant to
                     Section 4(a) plus all declared but unpaid dividends payable with respect to such share of Series A Preferred Stock and
                     (B) in all other cases with respect to shares of any series of Preferred Stock, the Issue Price of such series of Preferred Stock plus all declared but unpaid dividends payable with respect to such shares.

            (vi) "Corporate Transaction" means (A) any consolidation or merger of the Corporation, other than any merger or consolidation resulting in the holders of the capital stock of the Corporation entitled to vote for the election of directors holding a majority of the capital stock of the surviving or resulting entity entitled to vote for the election of directors (B) any sale or other disposition by the holders of shares of Common Stock of a majority of such shares to a person or entity that is not a Stockholder of the Corporation as of the Original Issuance Date for Series C Preferred Stock or (C) any sale or other disposition by the Corporation or any material subsidiary of all or substantially all of its assets.

            (vii) "Distribution Amount" means, in connection with any Liquidity Event, the quotient obtained by dividing (A) the aggregate amount available for distribution to the holders of capital stock of the Corporation in such Liquidity Event by (B) the number of outstanding shares of Common Stock at the time of such distribution, assuming the prior conversion of all shares of Series A, Series B and Series C Preferred Stock.

            (viii) "Original Issuance Date" for both the Series A and Series B Preferred Stock, means the date of original issuance of the first share of Series A Preferred Stock and, for the Series C Preferred Stock, means the date of original issuance of the first share of Series C Preferred Stock.

            (ix) "Public Offering" means any underwritten public offering for the account of the Corporation of Common Stock pursuant to a registration statement filed under the Securities Act of 1933, as amended (the "Securities Act") (other than on Form S-8 promulgated under the Securities Act or any successor forms thereto) that is not a Qualified Public Offering (defined below).

            (x) "Qualified Public Offering" means the first underwritten public offering for the account of the Corporation of Common Stock pursuant to a registration statement filed under the Securities Act at an offering price per share of Common Stock to the public of not less than three times the Series C Issue Price and with aggregate proceeds (net of underwriting discounts and commissions) to the Corporation of not less than $25,000,000.

      (b) Series A and Series C Liquidation Amount. Upon a Liquidation, Corporate Transaction or Public Offering (collectively, a "Liquidity Event") after payment or provision for payment of the debts and other liabilities of the Corporation and all amounts which the holders of any class of capital stock ranking senior to the Series A Preferred Stock and Series C Preferred

Stock shall be entitled to receive upon such Liquidity Event, the holders of Series A Preferred Stock and Series C Preferred Stock shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Series A Preferred Stock or Series C Preferred Stock, as applicable, an amount equal to the Series A Liquidation Amount or Series C Preferred Stock, as applicable, before any distribution shall be made to the holders of the Common Stock, the Series B Preferred Stock or any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock and Series C Preferred Stock. If, upon any Liquidity Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series A Preferred Stock and Series C Preferred Stock the full Liquidation Amounts to which they shall be entitled, the holders of Series A Preferred Stock and Series C Preferred Stock shall share pro rata amongst themselves in any distribution of assets in accordance with their respective full Liquidation Amounts.

      (c) Series B Liquidation Amount. Upon a Liquidity Event, after payment or provision for payment of the debts and other liabilities of the Corporation and all amounts which the holders of the Series A Preferred Stock and Series C Preferred Stock and any other class of capital stock ranking senior to the Series B Preferred Stock shall be entitled to receive upon such Liquidity Event, the holders of Series B Preferred Stock shall be entitled to receive, out of the remaining assets of the Corporation available for distribution to its stockholders, with respect to each share of Series B Preferred Stock an amount equal to the Series B Liquidation Amount before any distribution shall be made to the holders of the Common Stock or any other class of capital stock of the Corporation ranking junior to the Series B Preferred Stock. If, upon any Liquidity Event the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of Series B Preferred Stock the full Series B Liquidation Amount to which they shall be entitled, the holders of Series B Preferred Stock shall share pro rata amongst themselves in any distribution of assets in accordance with such full Liquidation Amount.

      (d) Additional Distributions. After the payment or setting apart for payment of the Series A, Series B and Series C Liquidation Amounts as set forth above, the remaining assets of the Corporation shall be distributed ratably among the holders of the Series C Preferred Stock and the Common Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Series C Preferred Stock were converted into Common Stock at the then effective Series C Conversion Price (as defined in Section 4(a), below) until the holders of the Series C Preferred Stock have received an amount per share pursuant to this subsection (d) equal to one times the Series C Issue Price (the "Participating Liquidation Amount"). If, upon any Liquidity Event the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Common Stock and the Series C Preferred Stock the Participating Liquidation Amount, then the holders of the Common Stock and the Series C Preferred Stock shall share pro rata amongst themselves in any distribution of assets in proportion to the number of shares of Common Stock which would be held by each such holder if all shares of Series C Preferred Stock were converted into Common Stock at the then effective Series C Conversion Price (as defined in Section 4(a), below). After the payment or setting apart for payment of the Participating Liquidation Amount, the remaining assets of the Corporation shall be distributed ratably among the holders of the Common Stock.

3.    Voting Rights.

      (a) in addition to the rights provided by law or in the Corporation's Bylaws, each share of Preferred Stock shall entitle the holder thereof to such number of votes as shall equal the number of shares of Common Stock into which such share of Preferred Stock is then convertible pursuant to Section 4(a), below. The holders of Series A and Series B and Series C Preferred Stock shall be entitled to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class. There shall be no cumulative voting.

      (b) Voting for Directors. The authorized number of directors of the Corporation will be determined from time to time by the Board of Directors and shall be at least one, but not more than 15. The Board of Directors will be composed as follows: (a) the holders of the Series C Preferred Stock, voting as a separate class on an "as converted to Common Stock" basis, will be entitled to elect one director to the Board of Directors and (b) the remaining directors will be elected by the holders of the Preferred Stock and the holders of the Common Stock as follows: each holder of Preferred Stock will have one vote for each full share of Common Stock into which its respective shares of Preferred Stock would be convertible pursuant to Section 4(a) on the record date of the vote and each holder of Common Stock will have one vote per share of Common Stock. Any director elected by a class of shares voting aforesaid may be removed by such holders. Any vacancy in the Board of Directors occurring because of the death, resignation, or removal of a director elected by the holders of a class of shares voting as aforesaid will be filled by the vote or written consent of the holders of a majority of the class which elected such director.

      (c) The Corporation shall not, without the affirmative consent or approval of the holders of two-thirds of the shares of Series A Preferred Stock and Series B Preferred Stock then outstanding, voting together as a single class on an "as converted to Common Stock" basis and the separate affirmative consent or approval of the holders of two-thirds of the shares of Series C Preferred Stock then outstanding, voting as a separate class:

            (i) authorize or designate, whether by reclassification or otherwise, any new class or series of stock or any other securities convertible into equity securities of the Company ranking senior to or pari passu with the Preferred Stock in rights of redemption, liquidation preference, voting or dividends;

            (ii) issue or pay or declare any dividend or distribution on any shares of Common Stock;

            (iii) redeem, purchase or otherwise acquire for value (or pay into or set aside for a sinking fund for such purpose) any share or shares of Common Stock or Preferred Stock otherwise than by redemption in accordance with Section 5 of this Amended and Restated Certificate; provided, that this restriction shall not apply to (i) the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to agreements under which the Corporation has the option to repurchase such shares at cost or (ii) separate repurchases of 5,000 or fewer shares of stock;

            (iv) amend, modify or repeal any provision of or add any provision to the Amended and Restated Certificate or Bylaws if such action would adversely affect the rights, privileges, preferences or restrictions created for the benefit of the Preferred Stock;

            (v) authorize any transaction or series of transaction which is reasonably likely to result in a "change of control" as that term is used in Item 1 of Form 8-K under the Securities Exchange Act of 1934, as amended;

            (vi) approve or authorize any Liquidation or any recapitalization or reorganization of the Corporation or any of its subsidiaries;

            (vii) increase or decrease (other than by redemption or conversion) the authorized number of shares of Preferred Stock; or

            (viii) increase or decrease the size of the Board of Directors.

      (d) The Corporation shall not, without the affirmative consent or approval of the holders of a majority of the shares of Series B Preferred Stock then outstanding, voting separately as a class:

            (i) in any manner alter or change the powers, preferences, or rights, or qualifications, limitations or restrictions thereof, of the shares of Series B Preferred Stock as to affect them adversely; or

            (ii) approve or authorize any Liquidation or any recapitalization or reorganization of the Corporation or any subsidiary.

4. Conversion. The holders of Preferred Stock shall have conversion rights as follows:

      (a) Optional Conversion. Each share of Series A Preferred Stock will be convertible, at the option of the holder thereof at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $2.965 by the conversion price applicable to such share, determined as hereinafter provided, in effect at the time of such conversion. The price at which one share of Common Stock will be deliverable upon conversion of one share of Series A Preferred Stock (the "Series A Conversion Price") will initially be $2.965. Each share of Series B Preferred Stock will be convertible at the option of the holder thereof at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $5.00 by the conversion price applicable to such share, determined as hereinafter provided, in effect at the time of such conversion. The price at which one share of Common Stock will be deliverable upon conversion of one share of Series B Preferred Stock (the "Series B Conversion Price") will initially be $5.00. Each share of Series C Preferred Stock will be convertible, at the option of the holder thereof at the office of the Corporation or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $10.05 by the conversion price applicable to such share, determined as hereinafter provided, in effect at the time of such conversion. The price at which one share of Common Stock will be deliverable upon conversion of one share of Series C Preferred Stock (the "Series C Conversion Price") will initially be $10.05. The Series A Conversion Price. Series B Conversion Price and Series C Conversion Price are referred to individually as a "Conversion Price" and collectively as the "Conversion Prices." Each such initial Conversion Price will be subject to adjustment as provided in Section 4(d).

      (b) Mechanics of Conversion. The holder of any shares of Preferred Stock may exercise the conversion right pursuant to paragraph (a) above by delivering to the Corporation the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made (the "Conversion Date"). As promptly as practicable thereafter, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in paragraph (c) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

      (c) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. The number of full shares of Common Stock issuable upon conversion of Preferred Stock shall be computed on the basis of the aggregate number of shares of such Preferred Stock to be converted. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any such shares, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock as determined in good faith by the Board and (ii) such fractional interest. The holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

      (d) Adjustments to Conversion Prices of Preferred Stock. The Conversion Prices shall be subject to adjustment from time to time as follows:

            (i) If the Corporation shall, at any time or from time to time after the Original Issuance Date, with respect to any series of Preferred Stock, issue (or pursuant to Section 4(d)(C) hereof be deemed to have issued) any shares of Common Stock other than Excluded Stock without consideration or for a consideration per share less than any Conversion Price in effect immediately prior to the issuance of such Common Stock ("Additional Shares"), then such Conversion Price in effect immediately prior to each such issuance shall forthwith be lowered to a price equal to the quotient obtained by dividing:

                  (A) an amount equal to the sum of (x) the total number of shares of Common Stock outstanding on a fully-diluted basis immediately prior to such issuance, multiplied by such Conversion Price in effect immediately prior to such issuance, and (y) the consideration received by the Corporation upon such issuance; by

                  (B) the total number of shares of Common Stock outstanding on a fully-diluted basis immediately after the issuance of such Common Stock.

            (ii) For the purposes of any adjustment of the Conversion Prices pursuant to clause (i) above, the following provisions shall be applicable:

                  (A) In the case of the issuance of Common Stock for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

                  (B) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors, irrespective of any accounting treatment.

                  (C) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities except for options to acquire Excluded Stock:

                        (1) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A) and (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                        (2) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (A) and (B) above);

                        (3) on any change in the number of shares or exercise price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchange for such securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                        (4) on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities and subsequent conversion or exchange thereof.

                  (D) Special Adjustment Provisions for Series C Preferred Stock. Notwithstanding the foregoing, in the event that on or before the second anniversary of the Original Issuance Date of the Series C Preferred Stock, the Corporation issues (or pursuant to Section 4(d)(C) hereof is deemed to have issued) any Additional Shares, then and in such event, the Series C Conversion Price will be reduced, concurrently with such issue, to a price determined by dividing the aggregate consideration received by the Corporation for the total number of Additional Shares issued (or pursuant to Section 4(d)(C) hereof deemed to have been issued) by the total number of Additional Shares issued (or pursuant to Section 4(d)(C) hereof deemed to have been issued).

                  (E) "Excluded Stock" means (1) up to 3,213,901 shares of Common Stock issuable upon exercise of stock options granted to officers, directors, consultants, service providers and employees of the Corporation or its subsidiaries approved by the Board of Directors, (2) shares of Common Stock issued upon conversion of shares of Preferred Stock; (3) shares of Common Stock or other securities issued, directly or indirectly, upon the exercise of options, warrants, convertible notes or other rights to acquire equity securities outstanding on the Original Issuance Date of the Series C

                  Preferred Stock; (4) up to 29,750 shares of Common Stock (as equitably adjusted for stock dividends, stock splits, stock combinations and similar events) issuable to Goulder Investments, Ltd. or assigns upon exercise of that certain warrant dated May 27, 1997, as amended; (5) up to 59,525 shares of Common Stock (as equitably adjusted for stock dividends, stock splits, stock combinations and similar events) issuable to Bayview Ventures or assigns upon exercise of that certain warrant dated May 27, 1997, as amended; (6) securities issued in connection with a Corporate Transaction that is approved by the Board of Directors; and (7) securities that are declared to be "Excluded Stock" for purposes of this Section by the holders of a majority of the shares of Series A and Series C Preferred Stock; and (8) any shares of Common Stock issued in connection with any Qualified Public Offering.

                  (F) If, at any time after the Original Issuance Date of any series of Preferred Stock, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Conversion Prices shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be increased in proportion to such increase in outstanding shares.

                  (G) If, at any time after the Original Issuance Date of any series of Preferred Stock, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Prices shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                  (H) In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation, each share of Preferred Stock shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such share of Preferred Stock would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations or mergers.

                  (I) All calculations under this paragraph shall be made to the nearest one hundredth (1/100) of a cent or the nearest one tenth (1/10) of a share, as the case may be.

                  (J) In any case in which the provisions of this Section 4(d) shall require that an adjustment shall become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (1) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (2) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 4(c) above; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and such cash.

            (iii) Whenever the Conversion Prices shall be adjusted as provided in Section 4(d), the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement, signed by its chief executive officer, showing in detail the facts requiring such adjustment and the Conversion Prices that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Preferred Stock at such holder's address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of paragraph (iv) below.

            (iv) If the Corporation shall propose to take any action of the types described in clauses (F), (G) or (H) of Section 4(d) above, the Corporation shall give notice to each holder of shares of Preferred Stock, in the manner set forth in paragraph

            (iii) above, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Preferred Stock. Failure to give such notice, or any defect therein, shall not affect the legality or validity, of any such action.

            (v) The Corporation shall reserve, and at all times from and after the Original Issuance Date keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A, Series B and Series C Preferred Stock, sufficient shares of Common Stock to provide for the conversion of any outstanding Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.

            (vi) At any time the Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, provision shall be made so that each holder of shares of Preferred Stock shall receive upon conversion thereof, in addition to the shares of Common Stock receivable thereupon, the number of securities of the Corporation which it would have received had its shares of Preferred Stock been converted into shares of Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it pursuant to this paragraph during such period, subject to the sum of all other adjustments called for during such period under this Section with respect to the rights of such holder of shares of Preferred Stock.

       (e)  Mandatory Conversion.

            (i) Upon (A) the consent of at least two-thirds of the outstanding Preferred Stock, voting together as a single class on an "as converted to Common Stock" basis, or (B) the consummation of a Qualified Public Offering, each share of Preferred Stock then outstanding shall, by virtue of and simultaneously with such consent or Qualified Public Offering, be deemed automatically converted at the Conversion Price then in effect for each such series. In the event of the automatic conversion of the Preferred Stock upon a Qualified Public Offering, the person(s) entitled to receive the Common Stock issuable upon such conversion of the

            Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of the Qualified Public Offering.

            (ii) As promptly as practicable after the date of consummation of any automatic conversion and the delivery to the Corporation of the certificate or certificates representing shares of Preferred Stock which have been converted, duly endorsed or assigned in blank to the Corporation (if required by it), the Corporation shall issue and deliver to or upon the written order of each holder of Preferred Stock, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in paragraph (iii) below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the date of such automatic conversion and on such date the shares of Preferred Stock shall cease to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

            (iii) The provisions set forth in Section 4(c) shall apply to the conversion of Series A, Series B and Series C Preferred Stock pursuant to this Section in the same manner as they apply to the conversion of Series A, Series B and Series C Preferred Stock pursuant to Section 4(c).

5. Redemption. To the extent permitted by the GCL and presuming there previously has not been a Liquidity Event, the Series C Preferred Stock shall be redeemable as follows:

      (a) On each of the fifth, sixth and seventh anniversaries of the Original Issuance Date of the Series C Preferred Stock (each a "Series C Redemption Date"), the Corporation shall, upon the affirmative vote of the holders of a majority of shares of the Series C Preferred Stock as specified in Section 5(c) below, at the option of a holder of the Series C Preferred Stock, such option to be effected by delivering a Series C Redemption Notice (as defined below) to the Corporation at least 60 days prior to such Series C Redemption Date, redeem: (i) on the fifth anniversary of the Original Issuance Date of the Series C Preferred Stock (the "First Redemption Date"), an amount not to exceed 33.3% of all such Series C Preferred Stock outstanding immediately prior to such date, (ii) on the sixth anniversary of the Original Issuance Date of the Series C Preferred Stock, an amount not to exceed 33.3% of all shares of Series C Preferred Stock outstanding as of the First Redemption Date plus any shares of Series C Preferred Stock which were eligible for redemption on the First Redemption Date, and (iii) on the seventh anniversary of the Original Issuance Date of the Series C Preferred Stock, the remainder of all outstanding Series C Preferred Stock.

      (b) The Series C Preferred Stock to be redeemed on any Series C Redemption Date shall be redeemed by paying for each share in cash an amount equal to the Series C Liquidation Amount. Such notice shall state the number of shares of Series C Preferred Stock to be redeemed.

      (c) On or before 90 days prior to each Series C Redemption Date, the Corporation shall conduct a vote of the holders of the Series C Preferred Stock with regard to whether to effectuate the redemption provisions as of the then forthcoming Series C Redemption Date. Should a majority of the then outstanding shares of the Series C Preferred Stock approve that redemption no less than 60 days prior to each Redemption Date the Company shall send a notice (a "Series C Redemption Notice") to all holders of Series C Preferred Stock to be redeemed, setting forth (i) the Series C Liquidation Amount for the shares to be redeemed and (ii) the place at which such holders may obtain payment of the Series C Redemption Price upon surrender of their share certificates.

      (d) Shares subject to redemption pursuant to this Section 5 shall be redeemed from each holder of the Series C Preferred Stock on a pro rata basis. If the Corporation does not have sufficient funds legally available to redeem all shares to be redeemed at a Series C Redemption Date, then it shall redeem such shares on a pro rata basis (based on the portion of the aggregate Series C Liquidation Amount payable to them) to the extent possible and shall redeem the remaining shares to be redeemed as soon as sufficient funds are legally available.

                                    ARTICLE V

                              CORPORATE EXISTENCE

            The Corporation is to have perpetual existence.

                                   ARTICLE VI

                          MANAGEMENT OF THE CORPORATION

      In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware:

      (a) The Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

      (b) Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

      (c) The books of the corporation may be kept at such place within or without the State of Delaware as the Bylaws of the corporation may provide or as may be designated from time to time by the board of directors of the corporation.

                                   ARTICLE VII

                               CREDITORS MEETINGS

      Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be a binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                                  ARTICLE VIII

                               PERSONAL LIABILITY

      The corporation eliminates the personal liability of each member of its board of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty, as a director, provided that the foregoing shall not eliminate the liability of a director (i) for any breach of such director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code or
(iv) for any transaction from which such director derived any improper personal benefit.

                                   ARTICLE IX

                                   AMENDMENTS

      The corporation reserves the right to amend or repeal any provision contained in this Amended and Restated Certificate, in the manner now or hereafter prescribed by statute, except as set forth in Article IV Section 3 of this Amended and Restated Certificate.

      IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by Mark Tilly, its Treasurer, and attested by Philip M. St. Germain, its Secretary, this 30th day of December 1999.

                                          SCC TECHNOLOGIES, INC.


                                          By: /s/ Mark Tilly
                                              --------------------------
                                              Name:
                                              Title:


Attested:


By: /s/ Philip M. St. Germain
    ------------------------------
    Name: Philip M. St. Germain
    Title: Secretary